Exhibit 10.1.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the June 25, 1998 Employment Agreement (as amended from time to time, the “Employment Agreement”) between East West Bancorp, Inc. (“Company”) and Dominic Ng (“Employee”) is entered into as of this 27th day of February, 2015 by and between Company and Employee.

The Following terms and conditions of the Employment Agreement are hereby modified:

1.
Section 3.1 (Term) of the Agreement is hereby modified in its entirety to read as follows: This Agreement and employment under this Agreement shall terminate on February 27, 2018 unless extended by Company.

2.	Except as expressly agreed to herein, the Employment Agreement between the parties shall remain in force and effect.

EAST WEST BANCORP, INC.
/s/ GARY TEO
Gary Teo
Head of Human Resources

/s/ DOMINIC NG
Employee: Dominic Ng